EXHIBIT 6(A)(1)

                                 FIRST AMENDMENT

                FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Trust") and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut (the "Advisor").


                                    RECITALS:

         The Trust and the Advisor entered into an Investment Advisory Agreement effective as of December 14, 1999 (the "Agreement"), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust. Section 2 of the Agreement contemplated that Advisor would render such investment advisory services to additional series of the Trust pursuant to a duly executed amendment to Schedule A to the Agreement. The Trust now wishes to subject the additional series described in Schedule A-1 attached hereto and made a part hereof (which series, and any and all additional Series hereafter made subject to this Agreement are referred to as the "Additional Series") to the terms and conditions set forth in the Agreement.

         Now, therefore, in consideration of the foregoing premises and other good and valuable consideration, the parties hereto do hereby agree to amend the Agreement as follows:

1. Schedule A to the Agreement is hereby amended so as to reflect the inclusion of the Additional Series, as more particularly described in Schedule A-1.

2. Section 8 of the Agreement is hereby amended in order to reflect that the Advisor shall be compensated for its services in connection with each Additional Series in accordance with the annual rates set forth in Schedule A-1.

3. Section 12 of the Agreement is hereby amended as follows with respect to the Additional Series:

         This Agreement shall become effective with respect to each Additional Series as of the date of each amendment to this Agreement reflecting the creation of each Additional Series (the "Contract Date"). Unless terminated as herein provided, this Agreement shall remain in full force and effect until November 30th of the first full calendar year following the Contract Date and shall continue in full force thereafter so long as (x) such continuation with respect to each Additional Series is approved at least annually thereafter by either the Trustees or by a "vote of the majority of the outstanding voting securities" of each such Additional Series and (y) the terms of any renewal of this Agreement with respect to any such Additional Series have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on any such approval.

4. Except as herein above stated, all other terms and conditions set forth in the Agreement shall be and remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly executed officers as of this the 5th day of July, 2000.

                                  THE PHOENIX EDGE SERIES FUND

                                  By: /s/ Simon Y. Tan
                                      ----------------------------------------
                                           Simon Y. Tan
                                           President

                                  PHOENIX VARIABLE ADVISORS, INC.

                                  By: /s/ Doreen A. Bonner
                                      ----------------------------------------
                                           Doreen Bonner
                                           Vice President/Compliance Officer

                                  SCHEDULE A-1



                  Series                                Investment Advisory Fee
                  ------                                -----------------------

Phoenix-Bankers Trust NASDAQ 100 Index Series           0.35% average aggregate daily
                                                        assets